------------------------------
                                                         OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Avery                      William
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     537 Steamboat Road
--------------------------------------------------------------------------------
                                    (Street)

     Greenwich                  CT                      06830
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Change Technology Partners, Inc./"CTPI"
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     November 2001
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $0.01 per share                                                                       2,000,000      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (3/99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date       Title   Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Non Qualified       $0.03    09/21/2001  A       9,000,000    (1)     09/21/2011 Common Stock, 9,000,000     9,000,000          D
Stock Options                                                                    par value
                                                                                 $0.01 per
                                                                                 share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        (2)      04/22/2002  D       3,557,812                       Common Stock, 3,557,812     3,557,812          D
Warrants                                                                         par value
                                                                                 $0.01 per
                                                                                 share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) 25% of such options vest on each of the first, second, third and fourth anniversaries of the transaction date.

(2) On April 22, 2002 Mr. Avery voluntarily surrendered to the company 2,134,687 warrants that had an exercise price of $.75 per share and 1,423,125 warrants that had an exercise price of $1.00 pr share. Mr Avery continues to hold 1,423,125 warrants that have an exercise price of $.25 per share and 2,134,688 that have an exercise price of $.50 per share.


     /s/ William Avery                                      June 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 2